UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D. C. 20549

                              SCHEDULE 13G
                Under the Securities Exchange Act of 1934
                           (Amendment No.  )*


                                AMBI INC.
                            (Name of Issuer)


                              Common Stock
                     (Title of Class of Securities)


                               00163N 10 2
                             (CUSIP Number)

                             October 8, 1998
         (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

     [   ]     Rule 13d-1(b)
     [ X ]     Rule 13d-1(c)
     [   ]     Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00163N 10 2

1. NAMES OF REPORTING PERSONS
   I. R. S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     American Home Products Corporation
     Tax I.D. 13-2526821

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

(a)

(b)

3. SEC USE ONLY


4. CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

   NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

     5. Sole Voting Power

          3,478,261

     6. Shared Voting Power

          None

     7. Sole Dispositive Power

          3,478,261

     8. Shared Dispositive Power

          None

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,478,261

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     13.7%

12. TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

SCHEDULE 13G


Item 1 (a)   NAME OF ISSUER:

           AMBI INC.

Item 1 (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           4 Manhattanville Road
           Purchase, New York 10577

Item 2 (a)   NAMES OF PERSONS FILING:

           American Home Products Corporation

Item 2 (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE:

           American Home Products Corporation
           Five Giralda Farms
           Madison, New Jersey 07940

Item 2 (c)      CITIZENSHIP:

           Delaware

Item 2 (d)      TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $.005 per share

Item 2 (e)      CUSIP NUMBER:

           00163N 10 2

Item 3     TYPE OF REPORTING PERSON:

           n/a

Item 4        OWNERSHIP:

     (a) AMOUNT BENEFICIALLY OWNED:

     See Item 5 of Cover Page

     (b) PERCENT OF CLASS:

     See Item 11 of Cover Page

     (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 5 of Cover Page

          (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

               See Item 6 of Cover Page

          (iii) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

               See Item 7 of Cover Page

          (iv) SHARED POWER TO DISPOSE OR TO DIRECT DISPOSITION OF:

               See Item 8 of Cover Page

Item 5     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

          Not applicable

Item 6     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          Not applicable

Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

          Not applicable

Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not Applicable

Item 9     NOTICE OF DISSOLUTION OF GROUP

          Not Applicable

Item 10    CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                              AMERICAN HOME PRODUCTS CORPORATION


Date:  October 16, 1998           By:   /s/ Gerald A. Jibilian
                              -------------------------------
                                   Vice President